SIRCO INTERNATIONAL CORP.
                            24 Richmond Hill Avenue
                          Stamford, Connecticut 06901




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To the Shareholders of Sirco International Corp.:

      Notice is hereby given that the Annual Meeting of Shareholders of Sirco International Corp., a New York corporation (the "Company"), will be held at the Company's offices located at 10 West 33rd Street, New York, New York 10001, on Thursday, August 17, 1995 at 10:00 A.M., local time, for the following purposes:

      1. To elect six (6) directors to the Board of Directors for the ensuing year;

      2. To approve and adopt a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's
Common Stock from 3,000,000 to 10,000,000 shares and to authorize the issuance of 1,000,000 shares of Preferred Stock from time to time on terms to be determined by the Board of Directors;

      3. To approve and adopt a proposal to amend the Company's Certificate of Incorporation to limit the personal liability of directors to the Company and its shareholders;

      4. To approve and adopt the 1995 Stock Option Plan of the Company; and

      5. To consider and act upon such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on July 12, 1995 will be entitled to vote at the Annual Meeting.

      Whether or not you expect to attend the Annual Meeting, please mark, sign and promptly return the enclosed proxy in the postpaid envelope provided. If you receive more than one proxy because your shares are registered in different names or addresses, each such proxy should be signed and returned so that all your shares will be represented at the meeting.

                                             By Order of the Board of Directors,


                                             Joel Dupre,
                                             Chairman of the Board

                           SIRCO INTERNATIONAL CORP.
                            24 Richmond Hill Avenue
                          Stamford, Connecticut 06901




                                PROXY STATEMENT


      This Proxy Statement is furnished to shareholders of Sirco International Corp., a New York corporation (the "Company"), in connection with the solicitation, by order of the Board of Directors of the Company, of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, August 17, 1995 at 10:00 A.M., Eastern Daylight Time, at the Company's offices located at 10 West 33rd Street, New York, New York 10001 and at any adjournment or adjournments thereof (the "Annual Meeting"). The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. This Proxy Statement and the enclosed proxy card were first mailed to shareholders of the Company on or about July 19, 1995, accompanied by the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1994, and the Company incorporates the contents of such report herein by reference thereto.

      At the Annual Meeting, the following matters will be considered and voted upon:

      (1) Election of six (6) directors to hold office until the 1996 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified;

      (2) Approval and adoption of a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 3,000,000 to 10,000,000 shares and to authorize the issuance of 1,000,000 shares of Preferred Stock from time to time on terms to be determined by the Board of Directors;

      (3) Approval and adoption of a proposal to amend the Company's Certificate of Incorporation to limit the personal liability of directors to the Company and its shareholders;

      (4)  Approval  and  adoption of the 1995 Stock Option Plan of the Company;
and

      (5) Such other business as may properly come before the Annual Meeting.

Voting and Revocation of Proxies; Adjournment

      All of the voting securities of the Company represented by valid proxies, unless the shareholder otherwise specifies therein or unless revoked, will be voted FOR the election of the persons nominated as directors, FOR the other proposals set forth herein, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting. The Board of Directors does not know of any matters to be considered at the Annual Meeting other than the election of directors and the other proposals set forth above.

      Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly. Any shareholder has the power to revoke such shareholder's proxy at any time before it is voted. A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by voting in person at the Annual Meeting.

      A plurality of the votes cast at the Annual Meeting by the shareholders entitled to vote in the election is required to elect the director nominees, and a majority of the votes cast by the shareholders entitled to vote at the meeting is required to take any other action. Although no formal agreement exists, the Company anticipates that the 681,000 shares (approximately 56.04% of the outstanding shares) of the Common Stock, $.10 par value (the "Common Stock"), of the Company beneficially owned by Mr. Joel Dupre, the Chairman of the Board and Chief Executive Officer of the Company, will be voted as recommended for the director nominees and for the other proposals set forth herein. Accordingly, the Board of Directors anticipates that its nominees will be elected to serve as the Company's directors and that the other proposals set forth herein will be approved and adopted. In the event that sufficient votes in favor of any of the matters to come before the meeting are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of any such proposed adjournment or adjournments.

Solicitation

      The solicitation of proxies pursuant to this Proxy Statement will be primarily by mail. In addition, certain directors, officers or other employees of the Company may solicit proxies by telephone, telegraph, mail or personal interviews, and arrangements may be made with banks, brokerage firms and others to forward solicitation material to the beneficial owners of shares held by them of record. No additional compensation will be paid to directors, officers or other employees of the Company for such services. The total cost of any such solicitation will be borne by the Company and will include reimbursement of brokerage firms and other nominees.

Quorum and Voting Rights

      The Board of Directors of the Company has fixed Wednesday, July 12, 1995 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding voting securities entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Change in Control of the Company

      On March 20, 1995, pursuant to a Stock Purchase Agreement, dated as of March 20, 1995 (the "Stock Purchase Agreement"), among Yashiro Company, Ltd. ("YC, Ltd."), Yashiro Co, Inc. ("YC, Inc."; together with YC, Ltd. sometimes referred to herein collectively as the "Sellers"), Joel Dupre, the current Chairman of the Board and Chief Executive Officer of the Company ("Mr. Dupre"), Pacific Million Enterprise, Ltd., a Hong Kong corporation ("Pacific"), Cheng-Sen Wang ("Mr. Wang") and Albert H. Cheng ("Mr. Cheng"; and together with Mr. Dupre, Pacific and Mr. Wang sometimes collectively referred to herein as the "Buyers"), the Buyers acquired an aggregate of 681,000 shares of Common Stock, constituting approximately 56.04% of the issued and outstanding shares of Common Stock, for an aggregate purchase price of $1,532,230.

      Mr. Dupre acquired 414,334 shares of Common Stock, constituting approximately 34.10% of the issued and outstanding shares of Common Stock, in exchange for a cash payment of $400,001.50 and the issuance of a promissory note (the "Promissory Note") in the principal amount of $532,250 in favor of YC, Inc., individually and as agent for YC, Ltd. The Promissory Note bears interest at the rate of 10% per annum payable quarterly in arrears commencing on June 30, 1996, with principal payable in equal annual installments of $88,708.33 commencing on March 31, 1996. Mr. Dupre borrowed $200,000 of the cash portion of the purchase price from Mr. Wang, which loan is evidenced by a promissory note dated March 9, 1995, bearing interest at 10% per annum and maturing on March 31, 2000. Mr. Dupre borrowed an additional $200,000 from Mr. Cheng, which loan is evidenced by a promissory note dated March 13, 1995, bearing interest at 7 3/4% per annum and maturing on March 31, 2000.

      Pacific acquired 133,333 shares of Common Stock, constituting approximately 10.97% of the issued and outstanding shares of Common Stock, for $299,999.25 in cash. The funds for the purchase price were obtained from Pacific's working capital. Mr. Wang acquired 88,889 shares of Common Stock, constituting approximately 7.31% of the issued and outstanding shares of Common Stock, and Mr. Cheng acquired 44,444 shares of Common Stock, constituting approximately 3.66% of the issued and outstanding shares of Common Stock, for cash payments of $200,000.25 and $99,999, respectively. The purchase prices were paid from Mr. Wang's and Mr. Cheng's respective personal funds.

      As an inducement to the Sellers to enter into the Stock Purchase Agreement and to cause Bueno of California, Inc., a Delaware corporation and an affiliate of Sellers ("Bueno"), to enter into the Asset Purchase Agreement (as defined below) and related agreements, Mr. Dupre executed and delivered to the Sellers a guaranty, dated March 20, 1995, pursuant to which Mr. Dupre guaranteed all of the obligations of the Company under the Letter of Credit Agreement, the Non-Competition Agreements and the Severance Agreement (each as defined below).

      In addition, the Buyers entered into a Pledge Agreement, dated as of March 20, 1995 (the "Pledge Agreement"), with Bueno and YC, Inc., on its own behalf and as agent for YC, Ltd. Pursuant to the Pledge Agreement, the Buyers pledged their shares of Common Stock to Bueno and the Sellers as security for the payment of (i) all obligations of Mr. Dupre under the Promissory Note, (ii) all obligations of the Buyers under the Stock Purchase Agreement, (iii) all obligations  of the  Company  under  the  Asset  Purchase  Agreement,  (iv)  all obligations of the Company under any agreement that is an exhibit to the Asset Purchase Agreement, including the Exclusive Purchasing Agreement, the Non-Competition Agreements and the Severance Agreement and (v) all obligations of the Buyers under the Pledge Agreement.

      Concurrently with the closing of the transactions contemplated by the Stock Purchase Agreement and the Asset Purchase Agreement, Takeshi Yamaguchi resigned from the Board of Directors and the office of President of the Company; Yutaka Yamaguchi and Neil Grundman resigned from the Board of Directors of the Company; and Tsuguya Saeki resigned from the offices of Executive Vice President and Chief Financial Officer of the Company. Pursuant to a Severance Agreement, dated as of March 20, 1995, with Takeshi Yamaguchi, the Company agreed to pay Mr. Yamaguchi $100,000 plus interest at the rate of 10% per annum on March 31, 1996 and $100,000 plus interest at a rate of 10% per annum on March 31, 1997. On March 29, 1995, the Board of Directors of the Company, consisting of Mr. Dupre, Ian Mitchell, Eric Smith and Douglas Turner, elected Mr. Dupre as the Chairman of the Board and Chief Executive Officer of the Company.

      Concurrently with the acquisition by the Buyers of the shares of Common Stock under the Stock Purchase Agreement, the Company and Bueno entered into an Asset Purchase Agreement, dated as of March 20, 1995 (the "Asset Purchase Agreement"), pursuant to which the Company sold to Bueno all of the assets relating to the Company's handbag division for a negotiated purchase price of $1,785,605.55, of which $86,167.82 was paid in cash and $1,699,447.73 was applied by the Company to the repayment of indebtedness of the Company to the Sellers. The aggregate indebtedness owed by the Company to the Sellers at the date of the acquisition was $2,238,506.01. The Sellers, which are affiliates of Bueno, are controlled by Messrs. Yutaka and Takeshi Yamaguchi.

      In connection with the Asset Purchase Agreement, each of the Sellers, Yutaka Yamaguchi and Takeshi Yamaguchi entered into non-competition agreements with the Company (collectively, the "Non-Competition Agreements"). Pursuant to the terms of the Non-Competition Agreements, each of the Sellers and Messrs. Yutaka and Takeshi Yamaguchi agreed not to compete with the Company's luggage and related products business prior to the earlier of March 20, 2001 and the date of repayment in full of all amounts due under the Promissory Note (the "Restricted Period"). In consideration of their agreements to not compete, the Company is obligated to pay $60,000 to each of the Sellers and each of Messrs. Yutaka and Takeshi Yamaguchi, payable in three equal annual installments commencing on March 31, 1996. In addition, pursuant to a separate non-competition agreement, the Company agreed not to compete with Bueno in the handbag business during the Restricted Period.

      Also in connection with the Asset Purchase Agreement, the Company and YC, Inc. entered into an Exclusive Purchasing Agreement, dated as of March 20, 1995, (the "Exclusive Purchasing Agreement"), pursuant to which the Company granted to YC, Inc. and its designees the exclusive right to purchase in Japan, at prices to be mutually agreed upon, any goods manufactured or purchased by the Company from unaffiliated vendors (the "Vendors"). Under the Exclusive Purchasing Agreement, YC, Inc. will pay a commission to the Company for all goods purchased by it or its designees equal to 5% of the purchase price of all such goods paid by the Company (or directly by YC, Inc. or its designees) to the Vendors. The Exclusive Purchasing Agreement will terminate on the date that all amounts due under the Promissory Note are repaid in full and all obligations of the Company, Mr. Dupre, Pacific, Mr. Wang or Mr. Cheng, as the case may be, under the Stock Purchase Agreement and the Asset Purchase Agreement and all agreements that are exhibits thereto are satisfied in full.

      In addition, pursuant to a letter agreement (the "Letter of Credit Agreement"), YC, Inc. has agreed to issue, or cause to be issued, for the account of the Company, from time to time until March 20, 1997, one or more unsecured trade letters of credit in an aggregate amount of up to the lesser of $1,200,000 or 35% of the book value of all inventory owned by the Company. With respect to each letter of credit issued under the Letter of Credit Agreement, the Company will be obligated to pay an origination fee equal to 3% of the full amount of such letter of credit and a financing fee based upon the outstanding balance of any letter of credit equal to the base rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as its base rate plus two percent (2%).

Common Stock Owned by Directors, Officers and Other Beneficial Owners

      The following table sets forth, as of July 12, 1995, the names, addresses and number of shares beneficially owned by all persons known to the management of the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock, and the number of shares beneficially owned by all directors and nominees for director and all executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned):

                                                                 Shares Beneficially         Percent of Outstanding
         Name and Address                                               Owned                     Common Stock
         ----------------                                        -------------------         ----------------------
         Joel Dupre (1) (2)                                            681,000                       56.04%
         c/o Sirco International Corp.
         24 Richmond Hill Avenue
         Stamford, Connecticut 06901

         Pacific Million Enterprise Ltd. (2) (3)                       133,333                       10.97%
         Suite 1807
         The Gateway, Tower 2
         25 Canton Road
         Tsimshatsui, Kowloon, Hong Kong

         Joseph Takada (2) (3)                                         133,333                       10.97%
         c/o Pacific Million Enterprise Ltd.
         Suite 1807
         The Gateway, Tower 2
         25 Canton Road
         Tsimshatsui, Kowloon, Hong Kong

         Cheng-Sen Wang (2)                                             88,889                        7.31%
         c/o Kao-Lien International Co., Ltd.
         404 Jen-Ai Road
         6th Floor, Section 4
         Taipei, Taiwan R.O.C.

         Albert H. Cheng (2) (4)                                        44,444                        3.66%
         c/o Constellation Enterprises Co., Ltd.
         199 Chung Ching North Road
         11th Floor, Section 3
         Taipei, Taiwan R.O.C.

         Ian Mitchell                                                        0                           0

         Eric Smith                                                          0                           0

         Douglas Turner                                                      0                           0

         Eric M. Hellige                                                     0                           0

         Paul Riss                                                           0                           0

         Herzog, Heine, Geduld, Inc. (5)                                66,931                        5.51%
         26 Broadway
         New York, New York 10004

         All directors and executive
         officers of the Company as a
         group (5 individuals)                                         681,000                       56.04%

- ------------------
(1) Includes 266,666 shares for which Mr. Dupre has the right to exercise sole voting control pursuant to a Voting Agreement dated as of May 1, 1995 (the "Voting Agreement")under which Pacific, Mr. Wang and Mr. Cheng granted Mr. Dupre the right to exercise sole voting control with respect to 133,333, 88,889, and 44,444 shares, respectively, held of record by them.

(2) As a result of the Voting Agreement, Mr. Dupre, Pacific (together with Mr. Takada -- see Note 2), Mr. Wang and Mr. Cheng may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, and, therefore, deemed to beneficially own an aggregate of 681,000 shares of Common Stock.

(3) Pacific has granted to Mr. Dupre an option to purchase all of the 133,333 shares it owns of record. By virtue of his ownership of 95% of the issued and outstanding shares of common stock of Pacific, Joseph Takada may be deemed to be the beneficial owner of all the shares of Common Stock beneficially owned by Pacific.

(4) Mr. Cheng has granted to Mr. Dupre an option to purchase all of the 44,444 shares he owns of record.

(5) Herzog, Heine, Geduld, Inc. reported ownership of 66,931 shares of Common Stock pursuant to a Schedule 13G received by the Company in December 1991, as amended in January 1992.


                             ELECTION OF DIRECTORS


      The Bylaws of the Company provide that the directors of the Company shall not be less than three nor more than fifteen in number. In March 1990, the number of directors of the Company was set at nine. There has been two vacancies on the Board since the death of Burt J. Siris in May 1990 and the resignation of Steven Wall in November 1992. In addition, in March 1995, concurrently with the closing of the transactions contemplated by the Stock Purchase Agreement and the Asset Purchase Agreement, Takeshi Yamaguchi, Yutaka Yamaguchi and Neil Grundman resigned from the Board. The term of office of the directors is one year, expiring on the date of the next annual meeting, or when their respective successors shall have been elected and shall qualify, or upon their prior death, resignation or removal.

      Except where the authority to do so has been withheld, it is intended that the persons named in the enclosed proxy will vote for the election of the nominees to the Board of Directors listed below to serve until the date of the next annual meeting and until their successors are duly elected and qualified. Although the directors of the Company have no reason to believe that the nominees will be unable or decline to serve, in the event that such a contingency should arise, the accompanying proxy will be voted for a substitute (or substitutes) designated by the Board of Directors.

      The following table sets forth certain information regarding the director nominees who currently serve as directors of the Company:

                                                        Principal Occupation for Past Five Years and
         Name                       Age                 Current Public Directorships or Trusteeships
         ----                       ---                 --------------------------------------------
         Joel Dupre                 42         Director since 1990; Chairman of the Board and Chief Executive
                                               Officer of the Company since March 1995; Executive Vice
                                               President from November 1992 to March 1995 and a Vice
                                               President from 1989 to 1992.

         Ian Mitchell               57         Director since 1988; President and Managing Director of Sirco
                                               Leatherwares Ltd., a former subsidiary of the Company, since
                                               1981.

         Eric Smith                 50         Director since 1988; Vice President-General Manager of West
                                               Coast Distribution Center of the Company since 1983.

         Douglas Turner             56         Director since 1978; President of Sirco International
                                               (Canada), Ltd., a subsidiary of the Company, for more than five years.


      The following table sets forth certain information regarding the director nominees who do not currently serve as directors of the Company:

                                                        Principal Occupation for Past Five Years and
         Name                       Age                 Current Public Directorships or Trusteeships
         ----                       ---                 --------------------------------------------
         Eric M. Hellige            40         Partner for more than five years of Pryor, Cashman, Sherman &
                                               Flynn, counsel to the Company.

         Paul Riss                  39         Chief Financial Officer of Sequins International Inc., a
                                               manufacturer of sequinned fabrics and trimmings, since June
                                               1992; Chief Financial Officer, Treasurer and Secretary of
                                               ComponentGuard Inc., an administrator of extended warranty contracts, from August 1990 to June 1992. ComponentGuard Inc.
                                               filed a petition for protection under Chapter 11 of the United
                                               States Bankruptcy Code in May 1992.

      The term of office of the directors is one year, expiring on the date of the next annual meeting and thereafter until their respective successors shall have been elected and shall qualify, or until their prior death, resignation or removal.

Executive Officers

      The following table sets forth certain information regarding the executive officer who is not a director of the Company:

         Name                       Age                   Principal Occupation for Past Five Years
         ----                       ---                   ----------------------------------------
         Gandolfo Verra             47         Secretary since 1991 and Controller of the Company since 1988.

Board Meetings and Committees; Management Matters

      The Board of Directors held one meeting during the fiscal year ended November 30, 1994 which was attended by all directors except Yutaka Yamaguchi, Ian Mitchell and Douglas Turner. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of New York. No fees are paid to directors for attendance at meetings of the Board. The Company's Board of Directors has no standing committees.

      The Directors recommend a vote FOR the election of each of the director nominees.


       PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE
           NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 3,000,000
           TO 10,000,000 SHARES AND TO AUTHORIZE 1,000,000 SHARES OF
                                PREFERRED STOCK


      The Board of Directors unanimously recommends the adoption of an amendment (the "Capital Stock Amendment") to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value $.10 per share (the "Common Stock"), from 3,000,000 to 10,000,000 shares and to authorize the issuance of 1,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"). The text of the proposed Capital Stock Amendment is set forth in full in Exhibit A to this Proxy Statement.

      The Certificate of Incorporation of the Company currently authorizes the issuance of 3,000,000 shares of Common Stock. At July 12, 1995, 1,215,200 shares of Common Stock were issued and outstanding. No shares of Preferred Stock are currently authorized for issuance.

      The Board of Directors believes that it is desirable to have the additional authorized shares of Common Stock and authorized shares of Preferred Stock available for possible future financing and acquisition transactions, stock dividends or splits and other general corporate purposes. Having such additional authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock or Preferred Stock to be issued without the expense and delay of a special shareholders' meeting. The additional shares of Common Stock and the shares of Preferred Stock would be available for issuance without further action by the shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.

Authorization of Additional Shares of Common Stock

      The Company has no present plans, arrangements, commitments or understandings regarding the issuance of any shares of Common Stock, and there are no negotiations or agreements, either written or oral, with respect to the issuance of any additional shares of Common Stock, except pursuant to the 1995 Stock Option Plan of the Company proposed to be approved and adopted at the Annual Meeting. See "Proposal to Adopt the 1995 Stock Option Plan." The holders of Common Stock do not have any preemptive rights to subscribe for or purchase any additional shares of Common Stock that may be issued. The issuance of additional shares might reduce the shareholders' proportional interest in the Company.

      The Capital Stock Amendment is not being proposed to provide additional authorized shares of Common Stock that could be issued in an attempt to make more difficult a change in control or takeover of the Company, and the Company has no present intention of issuing such additional shares of Common Stock, or any shares of Preferred Stock, for that purpose. In addition, Mr. Joel Dupre, the Chairman of the Board and Chief Executive Officer of the Company, beneficially owns and controls approximately 56.04% of the outstanding shares of Common Stock, eliminating the possibility of the Company becoming the target of a hostile takeover attempt. See "Common Stock Owned by Directors, Officers and Other Beneficial Owners."

Authorization of Preferred Stock

      Pursuant to the Capital Stock Amendment, shares of Preferred Stock could be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors would be authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the Board of Directors would have the authority to issue these shares without shareholder approval. The Company has no present plans, arrangements, commitments or understandings regarding the issuance of any shares of Preferred Stock.

      If the Capital Stock Amendment is approved, the Board of Directors would be able to issue authorized and unissued shares of one or more new series of Preferred Stock with such voting, conversion, liquidation, redemption and other rights as the Board determines in its sole discretion without further shareholder action. Any issuance of shares of Preferred Stock could have the effect of diluting the earnings per share and book value of existing shares of Common Stock. Because the Board of Directors would have the authority to fix the voting rights to be accorded to any series of Preferred Stock, the holders of shares of a new series of Preferred Stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions in circumstances where New York law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of Preferred Stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition, to those of the Common Stock.

      Although the Company currently has no such intention, authorized but unissued shares of Preferred Stock could be used to make more difficult a change in control of the Company. Any issuance of shares of Preferred Stock could dilute the stock ownership of persons seeking to gain control of the Company. Shares of a new series of Preferred Stock could also be convertible into a large number of shares of Common Stock or have other terms which might make more difficult or costly the acquisition of a controlling interest in the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote as a class, either separately or with the holders of the Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging an attempt by another person or entity to acquire control of the Company.

      Pursuant to Section 803 of the New York Business Corporation Law, approval by vote of the holders of a majority of the outstanding shares of Common Stock is required to authorize the Capital Stock Amendment.

      The Company's consolidated financial statements and the notes thereto, including Management's Discussion of Financial Condition and Results of Operations, contained in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1994 sent to shareholders in connection with the Annual Meeting are incorporated by reference into this Proxy Statement. Shareholders are urged to review such consolidated financial statements and related information in connection with the proposed Capital Stock Amendment.

      The Board of Directors recommends a vote FOR the adoption of the Capital Stock Amendment.


             PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO
                   LIMIT THE PERSONAL LIABILITY OF DIRECTORS


      The Board of Directors unanimously recommends the adoption of an amendment (the "Director Liability Amendment") to the Certificate of Incorporation of the Company that would limit, to the extent permitted by New York law, the personal liability of directors to the Company or its shareholders for damages for certain breaches of fiduciary duty as a director. The text of the Director Liability Amendment, which would add a new Article Sixth to the Certificate of Incorporation, is as follows:

      SIXTH: No director of the Company shall be liable to the Company or its shareholders for damages for any breach of duty in such capacity except as provided in Sections 402(b)(1) and (2) of the New York Business Corporation Law.

      The Director Liability Amendment is intended to facilitate the Company's ability to attract and retain qualified directors to serve on the Board of Directors and to protect against unfavorable changes in the cost of obtaining directors' and officers' liability insurance. To date, the Company has not experienced any difficulties in attracting or retaining qualified directors. By approving the Director Liability Amendment, the Company, like numerous other New York corporations, would receive the benefits conferred by the New York legislature when it amended the New York Business Corporation Law ("BCL") in 1987 to provide directors substantially broader protection from the risks of personal liability in the wake of expanded litigation and reduced and more costly availability of directors' and officers' liability insurance.

      The Director Liability Amendment would give the Company's directors the full protection against personal liability that is permitted under the BCL by eliminating the personal liability of directors to the Company and its shareholders for monetary damages for breach of duties as a director except for acts or omissions which: (1) are in bad faith; (2) involve intentional misconduct; (3) involve a knowing violation of law; (4) result in a director personally gaining a financial profit or other advantage to which he/she was not legally entitled; or (5) constitute a violation of Section 719 of the BCL. The provision limiting the liability of directors shall not be applicable to any act or omission occurring prior to the adoption of said provision.

      Adoption of the Director Liability Amendment would limit the remedies otherwise available to a shareholder seeking to challenge a decision by the
Board of Directors, including, for example, a decision relating to an acquisition proposal or a similar transaction, even if such a decision was grossly negligent. While the Director Liability Amendment limits the directors' liability for monetary damages for breach of fiduciary duty, it would not limit the availability of equitable remedies such as an injunction or rescission based on a director's breach of those duties, nor apply to claims against a director arising out of actions taken as an officer of the Company or limit a shareholder's ability to seek relief under any other law, including the federal securities laws. Although equitable remedies such as injunction and rescission would continue to be available, the Director Liability Amendment may nevertheless reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of duty, even though such an action, if successful, might have benefited the Company and its shareholders. The Board of Directors believes that the Director Liability Amendment strikes the proper balance between the need to attract and retain highly qualified directors and the need to hold directors accountable to the Company and its shareholders for actions that are not in the Company's best interest.

      Shareholders should note, however, that because the Company's directors may benefit from the added protection the Director Liability Amendment provides, the directors have a personal interest in its adoption.

      Pursuant to Section 803 of the New York Business Corporation Law, approval by vote of the holders of a majority of the outstanding shares of Common Stock is required to authorize the foregoing amendment to the Certificate of Incorporation.

      The Board of Directors recommends a vote FOR the adoption of the Director Liability Amendment.


                  PROPOSAL TO ADOPT THE 1995 STOCK OPTION PLAN


The Plan

      On June 8, 1995, the Board of Directors of the Company adopted, subject to shareholder approval, the 1995 Stock Option Plan (the "Plan"). The purpose of the Plan is to enable the Company to compete successfully in attracting, motivating and retaining directors and key employees with outstanding abilities by making it possible for them to purchase shares of Common Stock on terms that will give them a more direct and continuing interest in the future success of the Company's business. The Plan is intended to provide a method whereby directors and key employees and others who are making and are expected to continue to make substantial contributions to the successful growth and development of the Company may be offered additional incentives thereby advancing the interests of the Company and its shareholders. The Board believes that the adoption of the Plan will increase the Company's flexibility in furthering such purposes.

      The following summary description of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is set forth in its entirety in Exhibit B to this Proxy Statement.

Terms of the Plan

      The Plan provides for the grant of incentive stock options ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, tandem stock appreciation rights and stock appreciation rights exercisable in conjunction with stock options to purchase up to an aggregate of 200,000 shares of Common Stock. The purchase price of shares of Common Stock covered by an ISO must be at least 100% of the fair market value of such shares of Common Stock on the date the option is granted and, for all options is payable in either cash or shares of Common Stock, or any combination thereof. No ISO will be granted to any employee who immediately after the grant would own more than 10% of the total combined voting power or value of all classes of capital stock of the Company, or any subsidiary of the Company, unless the option price is at least 110% of the fair market value of the shares of Common Stock subject to the option, and the option on the date of grant shall expire not later than five years from the date the option is granted. In addition, the aggregate fair market value of the shares of Common Stock, determined at the date of grant, with respect to which ISOs are exercisable for the first time by an optionee during any calendar year, shall not exceed $100,000. No ISO may be granted under the Plan to any director who is not an employee of the Company and no option or stock appreciation right may be granted under the Plan after July 1, 2005.

Administration of the Plan

      The Plan is administered by the Board of Directors of the Company. The Board will have full authority, in its sole discretion, to interpret the Plan, to establish from time to time regulations for the administration of the Plan and to determine the directors and key employees to whom options will be granted and the terms of the options. The term "employees", as defined under the Plan, encompasses employees, including officers, regularly employed on a salary basis by the Company or any subsidiary of the Company. The Board may delegate all or part of its authority to administer the Plan to a committee appointed by the Board and consisting of not less than three members thereof. No director may serve as a member of such committee unless such director is a "disinterested person" within the meaning of Rule 16(b)(3) under the Securities Exchange Act of 1934, as amended ("Rule 16(b)(3)").

Exercise of Options and Rights

      Under the Plan, an option or stock appreciation right may be exercised in such installments as are specified in the terms of its grant, but not sooner than one year from the date of the its grant, unless otherwise provided at the time of its grant. Each option or stock appreciation right shall expire ten years after the date granted (or five years in the case of an ISO granted to any person who owns more than 10% of the Company's voting stock).

      Tandem stock appreciation rights and stock appreciation rights granted in conjunction with options may be exercised only to the extent, during the period and on the conditions that their related options are exercisable and may not be exercised after the expiration or termination of their related options.

      Options and stock appreciation rights are not transferable by the option holder otherwise than by will or the laws of descent and distribution and are exercisable during the option holder's lifetime only by such person.

      If an option holder ceases to be continuously employed by the Company or any of its subsidiaries for any reason other than death or for cause, such holder may exercise the option and/or any stock appreciation rights at any time within three months after such termination (provided it shall not have first expired by its own term), but only to the extent that such holder was entitled to do so at the date employment terminated. If an option holder dies while employed by the Company or within a period of three months after termination of employment for any reason other than cause, the option and/or any stock appreciation right may be exercised at any time within one year after the date of such death (provided it shall not have first expired by its own terms), but only to the extent the decedent was entitled to do so at the date of death. If an option holder's employment is terminated for cause as determined by the Board, the option and/or any stock appreciation right terminates concurrently with the termination of such employment.

Amendment of the Plan

      The Board of Directors may alter, amend or terminate the Plan at any time with respect to shares of Common Stock not subject at such time to options or stock appreciation rights, but such amendments shall not adversely affect the rights of any person under any option or stock appreciation right theretofore granted without such person's consent. The Board may not, without the approval of the shareholders of the Company, increase the aggregate number of shares of Common Stock to be issued pursuant to options or stock appreciation rights granted (except as permitted by Section 3 of the Plan); decrease the minimum option price; increase the maximum amount a holder of a stock appreciation right may receive upon its exercise; extend the option period with respect to any option or stock appreciation right; permit the granting of options or stock appreciation rights to anyone other than as provided in the Plan; or provide for the administration of the Plan by the Board or a committee appointed by the Board unless such administration meets the requirements for exemption provided by Rule 16b-3.

Federal Income Tax Consequences

      The Company has been advised that ISOs, non-qualified stock options and stock appreciation rights granted under the Plan are subject to the following Federal income tax treatment:

      Incentive Stock Options. An employee will recognize no taxable income and no deduction is available to the Company upon either the grant or exercise of an ISO.

      In general, if Common Stock acquired upon the exercise of an ISO is subsequently sold, the realized gain or loss, if any, will be measured by the difference between the exercise price of the option and the amount realized on the sale. Any such gain or loss on the sale will generally be treated as long-term capital gain or loss if the holding period requirements have been satisfied. The holding period requirements will be satisfied if the shares are not sold within two years of the date of grant of the option pursuant to which such shares were transferred or within the one-year period beginning on the day of the transfer of such shares pursuant to the exercise of the option.

      If Common Stock acquired upon the exercise of an ISO is subsequently sold and the holding period requirements noted above are not satisfied (a "disqualifying disposition"), the employee will recognize ordinary income for the year in which the disqualifying disposition occurs in an amount equal to the excess of the fair market value of such Common Stock on the date the option was exercised (or, if lower, the amount realized on the sale) over the exercise price of the option. Any additional gain recognized on the sale will be a capital gain, and will be long-term or short-term depending upon whether the sale occurs more than one year after the date of exercise. The amount recognized by the employee as ordinary income will be treated as compensation and the Company will receive a corresponding deduction. The Company may be required to withhold additional taxes from the wages of the employee with respect to the amount of ordinary income taxable to the employee.

      The excess of the fair market value of the Common Stock acquired by exercise of an ISO (determined on the date of exercise) over the exercise price is in effect an item of tax preference which must be taken into account for purposes of calculating the "alternative minimum tax" of Section 55 of the Code. If a disqualifying disposition is made of such Common Stock, however, during the same year acquired, there will be no tax preference item for alternative minimum tax purposes.

      Non-qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options granted under the Plan do not result in any income to the optionee at the time of grant or any tax deduction to the Company at that time. Except as stated below with respect to officers, upon exercise of a non-qualified option, the excess of the fair market value of the Common Stock acquired (determined at the time of exercise) over its cost to the optionee (i) is taxable to the optionee as ordinary income and (ii) is deductible by the Company, subject to general rules relating to the reasonableness of compensation; and the optionee's tax basis for the shares is the fair market value at the time of exercise.

      Gain or loss recognized upon disposition of shares acquired pursuant to the exercise of a non-qualified option will generally be reportable as short or long-term gain or loss depending on the length of time the shares were held by the optionee as of the date of disposition.

      The exercise of a stock appreciation right by an employee results in taxable compensation to such employee in the amount of the cash received plus an amount equal to the fair market value (determined at the time of exercise) of any shares received.

      The Company believes that compensation received by participants on the exercise of nonqualified stock options or the disposition of shares acquired upon the exercise of ISOs will be considered performance-based compensation and thus not subject to the $1,000,000 limit of Section 162(m) of the Code.

Vote Required

      The Plan will become effective only upon approval by the holders of a majority of the outstanding shares of Common Stock.

      The Board of Directors recommends a vote FOR approval of the Plan.

                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation

      The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") of the Company (Mr. Joel Dupre, the Chairman of the Board and Chief Executive Officer of the Company), and the chief executive officer of the Company during the fiscal year ended November 30, 1994 (Mr. Yutaka Yamaguchi). No other executive officer of the Company had a salary and bonus which exceeded $100,000 with respect to the fiscal year ended November 30, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long-Term
                                                                                              Compensation
                                                         Annual Compensation                     Awards
                                           ----------------------------------------------      -----------
                                                                             Other Annual
Name and                                                                     Compensation        Options        All Other
Principal Position            Year          Salary ($)        Bonus ($)           ($)              (#)      Compensation ($)
- ------------------            ----          ----------        ---------      ------------        -------    ----------------
Joel Dupre (1)                1994          $170,000           $47,776            None             None            None
  Chairman of the             1993           170,000              None            None             None            None
  Board and Chief             1992           148,844              None            None             None            None
  Executive Officer

Yutaka Yamaguchi (2)          1994              None              None            None             None            None
  Former Chairman             1993          $ 50,000              None            None             None            None
  of the Board,               1992              None              None         $50,000             None            None
  Chief Executive
  Officer and
  President

- ------------
(1) Mr. Dupre held the title of Executive Vice President of the Company during the fiscal year ended November 30, 1994. On March 29, 1995, in connection with the transactions contemplated by the Stock Purchase Agreement and the Asset Purchase Agreement, Mr. Dupre was elected Chairman of the Board and Chief Executive Officer of the Company.

(2) Mr. Yamaguchi resigned as an officer and director of the Company effective March 20, 1995.

      No options were granted in the last fiscal year to any of the executive officers of the Company. In addition, no options are currently held by the persons named in the Summary Compensation Table.

      The Company has an employment contract with Mr. Joel Dupre. Under the terms of the contract, Mr. Dupre is to receive a base salary of $170,000 a year for each of the three years ending November 30, 1995. Any incentive compensation is tied to the performance of the Company. As described above, the Company entered into a Severance Agreement dated as of March 20, 1995 with Mr. Yamaguchi pursuant to which the Company will pay to Mr. Yamaguchi $100,000 plus interest at the rate of 10% per annum on March 31, 1996 and $100,000 plus interest at the rate of 10% per annum on March 31, 1997.

Board of Directors Compensation

      The Company does not currently compensate directors for service on the Board of Directors.

Employee Retirement Plan

      In June 1995, the Board of Directors of the Company determined to discontinue benefit accruals under the Company's Employee Retirement Plan (the "Retirement Plan"). Pursuant to action taken by the Board of Directors at such time, benefits ceased to accrue under the Retirement Plan on June 30, 1995. Cessation of benefit accruals under the Retirement Plan is being administered by the Board of Directors.

      Each of the Company's full-time United States-based employees not covered by union retirement plans was eligible to participate in the Retirement Plan. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications.

                                                    Projected Benefit at Retirement

                                                             Years of Service
                                      15             20             25              30               35
                     Salary         ------         -------       -------          ------           ------
                    --------
                    $ 20000         $ 3750          $ 5000        $ 6250          $ 7500           $ 8750
                      25000           4625            6250          7313            9375            10938
                      30000           5625            7500          9375           11250            13125
                      35000           6563            8750         10938           13125            15313
                      40000           7500           10000         12500           15000            17500
                      50000           9980           12604         15625           18750            21875
                      75000          17105           22104         26948           31986            37249
                     100000          24730           31604         38873           46236            53874
                     125000          31355           41104         50698           60406            70499
                     150000          38480           50004         62573           74736            87124
                     175000          45605           60104         74448           88986           103749
                     200000          52730           69604         86323          103236           120374

      The Company's funding policy is to contribute annually the minimum amount required to cover the normal cost for current service and to fund supplemental costs, if any, from the date each supplemental cost was incurred. Contributions are intended to provide for benefits attributed to service to date, and also for those expected to vest in the future.

      The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: Joel Dupre (10 years) and Yutaka Yamaguchi (none).

      Benefits are computed on the basis of straight-line annuity amounts. The benefits are subject to Social Security deduction.

      The Retirement Plan will continue to comply with the applicable sections of the Internal Revenue Code, the Employee Retirement Income Security Act, and applicable Internal Revenue Services rules and regulations. In accordance with the terms of the Retirement Plan, distributions will continue to be made to retired and terminated employees who are participants in the Retirement Plan.

Comparison of Five-Year Cumulative Total Return

      The graph set forth below compares the cumulative total shareholder return on the Common Stock for the period commencing December 1, 1989 and ending November 30, 1994 against the cumulative total return on the NASDAQ Stock Market Index and a peer group comprised of those public companies whose business activities fall within the same standard industrial classification code as the Company and whose stock has been publicly traded for at least five years. This graph assumes a $100 investment in the Common Stock and in each index on December 1, 1989 and that all dividends paid by companies included in each index were reinvested.

[GRAPHIC -- GRAPH PLOTTED TO POINTS IN TABLE BELOW:]

                         1989   1990     1991     1992     1993     1994
                         ----   ----     ----     ----     ----     ----
Sirco International      100   82.35    64.71    64.71    76.47    73.53
SIC Code Index           100   66.74   235.58    96.74   110.65   108.79
NASDAQ Market Index      100   81.20    99.22   106.57   126.85   136.61


Report on Executive Compensation

      The Board of Directors determines the compensation of the CEO and sets policies for and reviews with the CEO the compensation awarded to the other principal executives. The Company's executive officers consist of the CEO and Messrs.
Eric Smith and Gandolfo Verra.

      Salaries. Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry. Several of such companies are in the Company's Peer Group as described above under "-Comparison of Five-Year Cumulative Total Return." The Company believes that its salaries are below average as compared to its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive.

      Compensation of Chief Executive Officer. The CEO is a principal shareholder of the Company and beneficially owns and controls approximately 56.04% of the outstanding Common Stock of the Company. See "Common Stock Owned by Directors, Officers and Other Beneficial Owners." The Board believes he is very substantially motivated, both by reason of his stock ownership and his commitment to the Company, to act on behalf of all shareholders to optimize overall corporate performance. Accordingly, the Board has not considered it necessary to specifically relate the CEO's compensation to corporate performance. The Company has an employment agreement with Mr. Dupre that sets his base salary though November 30, 1995. Mr. Dupre received $47,776 in other compensation during fiscal 1994, which amount was based upon the performance of the division of the Company that was managed by Mr. Dupre during that period.

Board of Directors Interlocks and
Insider Participation in Compensation Decisions

      The following members of the Board of Directors were officers of the Company or a subsidiary of the Company during the fiscal year ended November 30, 1994: Joel Dupre, Eric Smith and Douglas Turner. In addition, Yutaka Yamaguchi and Takeshi Yamaguchi were members of the Board of Directors and executive officers of the Company during the fiscal year ended November 30, 1994. All of such directors and officers (including Messrs. Yutaka Yamaguchi and Takeshi Yamaguchi) participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

Certain Relationships and Related Transactions

      Joseph Takada ("Mr. Takada"), the beneficial owner of approximately 10.97% of the outstanding shares of Common Stock, is the Managing Director of Pacific. He is also the Managing Director of Ideal Pacific Ltd., the Company's manufacturing agent in Hong Kong ("Ideal"). During the fiscal year ended November 30, 1994, the Company paid aggregate commissions of approximately $245,000 to Ideal. Mr. Wang, the beneficial owner of approximately 7.31% of the outstanding shares of Common Stock, is the Managing Director of Kao-Lien Industrial Co., Ltd., the Company's manufacturing agent in Taiwan ("Kao-Lien"). During the fiscal year ended November 30, 1994, the Company paid aggregate commissions of approximately $146,000 to Kao-Lien.

      Eric M. Hellige, a director nominee, is a member of Pryor, Cashman, Sherman & Flynn, counsel to the Company. Such firm did not render services to or receive any fees from the Company during the fiscal year ended November 30, 1994.

      For the year ended November 30, 1994, the Company purchased in the ordinary course of business approximately $9,000 of handbags and accessories from Yashiro Co., Inc. ("Yashiro"), Osaka, Japan, a manufacturer of handbags and accessories. Yutaka Yamaguchi, the former Chairman of the Board of Directors of the Company, is the President and a director of Yashiro. The terms of the aforementioned purchase transactions were substantially equivalent to the terms of purchases by the Company from its other suppliers, and the price paid to Yashiro was not more than the price paid by the Company to other suppliers providing equivalent goods. On August 18, 1988, the Company entered into a five-year Product Supply Agreement with Yashiro that memorialized this ongoing relationship of Yashiro and the Company. The Company remains free to purchase goods from other suppliers. The Company's liability to Yashiro was approximately $1,743,000 at November 30, 1994. The liability at November 30, 1994 included a short-term loan of approximately $1,664,000 bearing interest at 7% per annum. In fiscal 1994, interest and fees paid to Yashiro amounted to approximately $300,000.

      At November 30, 1993, Yashiro owed the Company approximately $132,000, which amount primarily related to inventory returns and merchandise damage claims. Approximately $36,000 of such amounts were received in fiscal 1994 and the balance (approximately $96,000) was written off as uncollectible.

      For the fiscal year ended November 30, 1994, the Company also purchased in the ordinary course of business $3,489,000 of handbags and accessories
(representing approximately 24% of the purchases by the Company during such period) from Lucci Creations Ltd., Hong Kong, a manufacturer of handbags ("Lucci"). Forty-five percent of Lucci is owned by the same individuals who own Yashiro Co. Ltd. and Yashiro, including Yutaka Yamaguchi, the former Chairman of the Board and Chief Executive Officer of the Company. The terms of such purchase transactions were substantially equivalent to the terms of purchases by the Company from its other suppliers.


                         INDEPENDENT PUBLIC ACCOUNTANTS


      The accounting firm of Ernst & Young, New York, New York ("E&Y"), served as the Company's independent public accountants for the fiscal year ended November 30, 1994. Such firm has no other relationship to the Company or its affiliates. Effective April 3, 1995, the Company dismissed E&Y and retained the independent accounting firm of Nussbaum Yates & Wolpow, P.C. ("Nussbaum"), which appointment applies for the audit for the Company's fiscal year ending November 30, 1995. Neither during the audit of the Company's two most recent fiscal years nor during any subsequent interim period have there been any disagreements with E&Y on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure. E&Y's reports on the Company's financial statements for the last two fiscal years did not contain any adverse opinion, disclaimer of opinion or qualification of any type. The decision to change the Company's independent accountants was approved by the Company's Board of Directors.

      A representative of Nussbaum is expected to attend the Annual Meeting, and such representative will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions from shareholders. No representative of E&Y is expected to attend the Annual Meeting.


                             SHAREHOLDER PROPOSALS


      Proposals of shareholders intended for presentation at the 1996 Annual Meeting of Shareholders and intended to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received at the offices of the Company by February 24, 1996.


                                 OTHER BUSINESS


      Other than as described above, the Board of Directors knows of no matters to be presented at the Annual Meeting, but it is intended that the persons named in the proxy will vote your shares according to their best judgment if any matters not included in this Proxy Statement do properly come before the meeting or any adjournment thereof.


                                 ANNUAL REPORT


      The Company's Annual Report on Form 10-K for the year ended November 30, 1994, including financial statements, is being mailed herewith. If, for any reason you do not receive your copy of the Report, please contact Gandolfo Verra, Secretary, Sirco International Corp., 24 Richmond Hill Avenue, Stamford, Connecticut 06901, and another will be sent to you.

                                             By Order of the Board of Directors,

                                             Joel Dupre,
                                             Chairman of the Board



July 19,1995
Stamford, Connecticut

                                                                       EXHIBIT A


                         CAPITAL STOCK AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION


      Article Fourth of the Certificate of Incorporation shall be amended to read as follows:

      Fourth: A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Eleven Million (11,000,000), of which Ten Million (10,000,000) shall be common stock, par value $.10 per share, and One Million (1,000,000) shall be preferred stock, par value $.10 per share.

      B. Common Stock. Each holder of shares of common stock shall be entitled to one vote for each share of common stock held by such holder. There shall be no cumulative voting rights in the election of directors. Subject to any preferential rights of preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of common stock.

      C. Preferred Stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, the conversion rights, the redemption price, or the liquidation preference, of any series of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                                                                       EXHIBIT B


                           SIRCO INTERNATIONAL CORP.

                             1995 STOCK OPTION PLAN


1. Purpose of Plan

      The purpose of this Plan is to enable Sirco International Corp. to compete successfully in attracting, motivating and retaining key employees with outstanding abilities by making it possible for them to purchase shares of the Company's Common Stock on terms which will give them a more direct and continuing interest in the future success of the Company's business.

2. Definitions

      "Board" means the Board of Directors of the Company.

      "Company" means Sirco International Corp., a New York corporation.

      "Directors" means those persons duly elected and serving on the Board who are not Employees.

      "Employees" means employees, including officers, regularly employed on a salary basis by the Company or any Subsidiary.

      "Fair Market Value" means, as of any day, the last sale price on such day on the New York Stock Exchange, or, if the Shares are not then listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or, if the Shares are not then listed or admitted to trading on the American Stock Exchange, on such other principal stock exchange on which such stock is then listed or admitted to trading or, if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such exchange, or, if the Shares are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the last sale price on such day as reported in the National Association of Securities Dealers, Inc., Automated Quotations
System, or if the Shares are not reported on the National Market List, the average of the closing reported bid and asked prices on such day in the over-the counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected by the Company, or if the Shares are not so reported, as determined by the Board of Directors.

      "Incentive Stock Option" means an option granted under this Plan which the Board intends, at the time it is granted, to be an ISO within the meaning of
Section 422 of the Internal Revenue Code; and any provisions elsewhere in this Plan or in any Incentive Stock Option which would prevent such option from being an incentive stock option under such Section of the Internal Revenue Code may be deleted or voided retroactively to the date of grant of the option by action of the Board.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

      "Optionee" means a person to whom an option and/or Stock Appreciation Right has been granted under this Plan which has not expired or been fully exercised or surrendered.

      "Shares" means shares of Common Stock, par value $.10 per share, of the Company.

      "Stock Appreciation Right" means the right of an Optionee, which may be granted to him at or subsequent to the date of grant as part of the terms of his option, to receive a number of Shares or, at the election of the Board, cash, or Shares and cash, based on the increase of the market value of the Shares subject to his option, as more particularly set forth in paragraph (g) of Section 5.

      "Subsidiary" means any corporation that qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" in Section 424(f) of the Internal Revenue Code, or any similar provision hereinafter enacted.

3. Limits on Options

      (a) The total number of Shares with respect to which options and Stock Appreciation Rights may be granted under this Plan shall not exceed in the aggregate 200,000 Shares. This number shall be appropriately adjusted if the number of issued Shares shall be increased or reduced by change in par value, recapitalization, combination, split-up, reclassification, distribution of a dividend payable in stock, or the like after July 1, 1995. The number of Shares previously optioned or subject to Stock Appreciation Rights and not theretofore delivered and the option prices therefor shall likewise be appropriately adjusted whenever the number of issued Shares shall be increased or reduced by any such procedure after the date or dates on which such Shares were optioned or Stock Appreciation Rights were granted with respect thereto. Shares covered by options which have expired or which have been surrendered or forfeited otherwise than pursuant to the first paragraph of subsection (g)(ii) of Section 5 may again be optioned under this Plan. Shares covered by options which have been surrendered pursuant to the first paragraph of subsection (g)(ii) of Section 5 in connection with the exercise of a tandem Stock Appreciation Right, whether or not the Company elects to settle all or part of its obligation in cash, may not be optioned again under this Plan. Shares received by the Company in payment of all or a portion of the purchase price of Shares issued pursuant to the exercise of any option granted hereunder may again be optioned under this Plan.

      (b) No Incentive Stock Option shall be granted to a Director.

      (c) No Incentive Stock Option shall be granted to any Employee who immediately after such option is granted, owns capital stock of the Company or a Subsidiary possessing more than 10% of the total combined voting power or value of all classes of capital stock of the Company or a Subsidiary unless the option price at the time such Incentive Stock Option is granted is at least 110% of the Fair Market Value of the Shares subject to the Incentive Stock Option and such Incentive Stock Option is not exercisable by its terms after the expiration of five years from the date of grant.

      (d) The aggregate Fair Market Value of Shares (determined as of the date of grant) with respect to which Incentive Stock Options which are exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

4. Granting Of Options

      The Board is authorized to grant options (which may be nonqualified options or Incentive Stock Options as the Board specifies) and Stock Appreciation Rights to selected Employees and is authorized to grant options (other than Incentive Stock Options) and Stock Appreciation Rights to Directors pursuant to this Plan beginning July 1, 1995 and in any calendar year thereafter to July 1, 2005, but not thereafter. The number of Shares, if any, optioned in each year or with respect to which Stock Appreciation Rights are granted, the Directors or Employees to whom options and Stock Appreciation Rights are granted, and the number of Shares optioned and Stock Appreciation Rights granted, to each Director or Employee selected shall be wholly within the discretion of the Board, subject only to the limitations prescribed in Section 3.

5. Terms of Stock Options

      Subject to Section 3 hereof, the terms of stock options granted under this Plan shall be as follows:

      (a) The option exercise price shall be fixed by the Board but, in the case of Incentive Stock Options, shall in no event be less than 100% of the Fair Market Value of the Shares subject to the option on the date the option is granted.

      (b) Options shall not be transferable otherwise than by will or by the laws of descent and distribution. No option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

      (c) Each option shall expire and all rights thereunder shall end at the expiration of such period (which shall not be more than ten years) after the date on which it was granted as shall be fixed by the Board, subject in all cases to earlier expiration as provided in subsections (d), (e) and (g) of this
Section 5 in the event of termination of employment, death or the exercise of Stock Appreciation Rights granted in tandem with an option.

      (d) During the lifetime of an optionee, his option shall be exercisable only by him and only while continuously employed by the Company or a Subsidiary, within three months after he ceases to be employed or if disabled (within the meaning of Section 22(e)(3) of the Code), within one year of such disability (but not later than the end of the period fixed by this Board in accordance with the provisions of subsection (c) of this Section 5) if and to the extent the option was exercisable by him on the last day of such employment. Notwithstanding the foregoing, in the event that an optionee shall be terminated for cause, all rights as to any outstanding unexercised and unexpired options or portions thereof shall immediately terminate.

      (e) If an Optionee dies within a period during which his option could have been exercised by him, his option may be exercised within 12 months after his death (but not later than the end of the period fixed by the Board in accordance with the provisions of subsection (c) of this Section 5) by his executors, administrators, legatees or distributees under the laws of descent and distribution, but only if and to the extent the option was exercisable by him immediately prior to his death.

      (f) Subject to the foregoing terms and to such additional or different terms regarding the exercise of the options as the Board may fix at the time of grant, options may be exercised in whole at one time or in part from time to time.

      (g) The Board may include, but shall not be obligated to do so, a Stock Appreciation Right with any option (other than an Incentive Stock Option) granted under this Plan. The terms of each such Stock Appreciation Right shall be as follows:

                 (i) The Stock Appreciation Right shall be exercisable during the period and to the extent, and only during the period and to the extent, the option is exercisable. The Stock Appreciation Right shall expire and all rights thereunder shall end if not exercised upon the exercise of the option.

                 (ii) The Stock Appreciation Right may be granted in conjunction with and in addition to an option or may be granted in tandem with an option. If the Stock Appreciation Right is granted in tandem with an option, it shall entitle the Optionee to surrender to the Company, prior to its exercise, the option or any portion of the option with which the Stock Appreciation Right was included and to receive from the Company in exchange therefor that number of Shares, the cash value thereof or a combination of cash and Shares having an aggregate market value in an amount equal to that determined by multiplying the excess of the Fair Market Value of one Share over the option price per Share fixed by the Board pursuant to subsection (a) of this
           Section 5 by the number of Shares subject to the option, or portion thereof, which is to be delivered to the Company. Notwithstanding the provisions of the immediately preceding sentence, the Company may settle all or part of its obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash, Shares or a combination thereof to the Optionee in an amount equal to the aggregate Fair Market Value of the cash and/or Shares it would otherwise have been obligated to so deliver.

                 If the Stock Appreciation Right is granted in conjunction with and in addition to an option, the Optionee shall, in addition to the exercise of the option, be entitled to receive an amount in cash, Shares or any combination thereof calculated in the same manner as applicable to a Stock Appreciation Right granted in tandem with an option. In such event, the manner of payment of the Stock Appreciation Right shall be within the sole discretion of the Board.

                 (iii) The Board may also reserve the right to terminate any Stock Appreciation Right at any time prior to its exercise and may include or reserve the right to include in any Stock Appreciation Right terms in addition to, but not inconsistent with, the foregoing.

      (h) Unless otherwise provided at the time of grant, no option or Stock Appreciation Right granted hereunder may be exercised prior to the expiration of one year from the date of grant.

6. Reorganization of the Company

      In the event that the Company is succeeded by another corporation in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor corporation shall assume the obligations regarding the outstanding options and Stock Appreciation Rights granted under this Plan or shall substitute new options and Stock Appreciation Rights for them, with only such modification in the case of Incentive Stock Options by the successor corporation as may be necessary to continue their status or the status of the substituted options as Incentive Stock Options for purposes of the Internal Revenue Code.

7. Delivery and Payment for Shares

      No Shares shall be delivered upon the exercise of an option until the option price has been paid in full, and if required by the Board, no Shares will be delivered upon the exercise of an option or a Stock Appreciation Right until the optionee has given the Company (a) a satisfactory written statement that he is purchasing the shares for investment and not with a view to the sale or distribution of any of such Shares, and (b) a written agreement not to sell any Shares received upon the exercise of the option or the Stock Appreciation Right or any other Shares of the Company that he may then own or thereafter acquire except either (i) through a broker which is a member of the New York Stock Exchange, another national securities exchange or the National Association of Securities Dealers or (ii) with the prior written approval of the Company. Payment for Shares received pursuant to the exercise of an option may be made either in cash, Shares, or any combination thereof at the election of the Optionee. If payment is made (either in whole or in part) in Shares, the value of the Shares received by the Company shall be the Fair Market Value of such Shares as of the date received by the Company.

8. Continuation of Employment

      Neither this Plan nor any option or Stock Appreciation Right granted hereunder shall confer upon any Employee any right to continue in the employ of the Company or any Subsidiary, confer upon any member of the Board any right to continue on the Board or limit in any respect the right of the Company or any Subsidiary to terminate the employment of any Employee or the service of any member of the Board at any time.

9. Administration

      The Board may make such rules and regulations and establish such procedures as it deems appropriate for the administration of this Plan. The Board may delegate responsibility for administration of this Plan to a committee of the Board (the "Committee") meeting, and acting in accordance with, the requirements of Rule 16b-3 promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). The Board or the Committee may interpret the Plan, prescribe, amend or rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other action as it deems necessary or advisable, except, in the case of the Committee, as such action may be otherwise expressly reserved in the Plan to the Board. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, treat all or any portion of any period during which an Optionee is on military leave or on an approved leave of absence from the Company or a Subsidiary as a period of employment of such Optionee by the Company or such Subsidiary, as the case may be, for the purpose of accrual of his rights under his option or Stock Appreciations Rights. Any interpretation, determination or other action made or taken by the Board or the Committee shall be final, binding and conclusive, and the decision of the Board or the Committee shall be final and binding upon all parties in interest, including the Company and its shareholders. Any decision or determination reduced to writing and signed by all members of the Committee shall be fully as effective as if made by unanimous vote at a meeting duly called and held.

      The Board or the Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

      No member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any option or Stock Appreciation Right awarded under it. To the maximum extent permitted by applicable law, each member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any action or omission to act in connection with this Plan unless arising out of such member's or former member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members or former members may have as directors or under the By-Laws of the Company.

10. Reservation of Shares

      Shares delivered upon the exercise of an option or a Stock Appreciation Right shall, in the discretion of the Board, be either Shares heretofore or hereafter authorized and then unissued, or previously issued Shares heretofore or hereafter acquired through purchase in the open market or otherwise, or some of each. The Company shall be under no obligation to reserve or to retain in its treasury any particular number of Shares at any time, and no particular Shares, whether unissued or held as treasury Shares, shall be identified as those optioned under this Plan.

11. Amendment of Plan

      The Board without further action by the shareholders may amend this Plan from time to time as it deems desirable and shall make any amendments which may be required so that options intended to be Incentive Stock Options shall at all times continue to be Incentive Stock Options for purposes of the Internal Revenue Code; provided that no such amendment shall increase the maximum number of Shares for which options may be granted, reduce the minimum option price, extend the option period with respect to any option or Stock Appreciation Right, permit the granting of options after July 1, 2005, increase the amount the holder of a Stock Appreciation Right may receive upon its exercise, permit the granting of options or Stock Appreciation Rights to anyone other than as provided in the Plan, or allow administration of the Plan in a manner violative of Rule 16b-3. The Board may include in the terms of any option otherwise qualifying as an incentive stock option (within the meaning of Section 422 of the Code) a provision that it shall not be an Incentive Stock Option, and, with the consent of the Optionee and to the extent permitted by law, may amend a previously issued option to so provide.

12. Termination of the Plan

      The Board may, in its discretion, terminate this Plan at any terminate prior to July 1, 2005, but such termination shall not deprive Optionees or the holders of Stock Appreciation Rights of their rights under their options or Stock Appreciation Rights.

13. Effective Date

      This Plan shall become effective on July 1, 1995, and options hereunder may be granted at any time on or after that date. However, no option or Stock Appreciation Right may be exercised unless this Plan is approved by a vote of the holders of a majority of the outstanding Shares represented at a meeting of shareholders of the Company held on or within twelve months after the effective date.

14. Compliance With Other Laws and Regulations.

      This Plan, the grant and exercise of options and Stock Appreciation Rights thereunder, and the obligation of the Company to sell and deliver Shares under such options and Stock Appreciation Rights shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. If at any time the Board or the Committee shall determine in its discretion that the listing, registration or qualification of the Shares covered by this Plan upon any national securities exchange or under any Federal or state law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares under this Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been affected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board or the Committee. If Shares are not required to be registered, upon exercising all or any portion of an option or Stock Appreciation Right, the Company may require each Optionee as a condition of such exercise, to represent that the Shares are being acquired for investment only and not with a view to their sale or distribution, and shall make such other representations deemed appropriate by counsel to the Company. Stock certificates evidencing unregistered Shares acquired upon exercise of an option or Stock Appreciation Right shall bear any legend required by applicable state securities laws and a restrictive legend substantially as follows:

                  "The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred in the absence of such registration or an opinion of counsel acceptable to the Company that such transfer will not require registration under the Act."

15. Withholding.

      Where an optionee or other person is entitled to receive Shares pursuant to the exercise of an option, the Company shall have the right to require the Optionee or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to such Shares before delivery to such Optionee or other person of a certificate or certificates representing such Shares.

      Upon the disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option, the Company shall have the right to require the payment of the amount of any taxes which are required by law to be withheld with respect to such disposition.

      Federal, state or local law may require the withholding of taxes (including income and social security taxes) applicable to gains resulting from the exercise by an Optionee of an option other than an Incentive Stock Option (a "Nonstatutory Option") granted under the Plan. Unless otherwise prohibited by the Stock Option Committee or by applicable law, an Optionee who holds a Nonstatutory Option may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Company to withhold from the Shares otherwise issuable to such Optionee as a result of the exercise of such Nonstatutory
Option one or more of such Shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation; or (c) delivering to the Company previously acquired Shares (none of which Shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation. An Optionee's election to pay his or her withholding tax obligation (in whole or in part) by the method described in (b) above is irrevocable once it is made, may be disapproved by the Stock Option Committee and, if made by any director, officer or other person who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, must be made (x) only during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business date following the date of such release or (y) not less than six months prior to the date such Optionee's withholding tax obligation arises in connection with the exercise of the Nonstatutory Option.

16. Name.

      This Plan shall be known as the "Sirco International Corp. 1995 Stock Option Plan."

                                REVOCABLE PROXY
                           SIRCO INTERNATIONAL CORP.

[ X ] PLEASE MARK VOTES
      AS IN THIS EXAMPLE

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoint(s) Joel Dupre and Gandolfo Verra, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Sirco International Corp. to be held at 10 West 33rd Street, Suite 606, New York, New York on Thursday, August 17, 1995 at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present at said meeting, all as described in the Proxy Statement dated July 19, 1995, receipt of which is hereby acknowledged. The Board of Directors recommends a vote "FOR" the proposals set forth below.

PROPOSAL 1. The Election of Directors: Joel Dupre, Ian Mitchell, Eric Smith, Douglas Turner, Eric M. Hellige and Paul Riss.

[  ] For      [  ] Withhold      [  ] For All Except

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name on the line below:

________________________________________________________________________________

PROPOSAL 2: Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 3,000,000 to 10,000,000 shares and to authorize the issuance of 1,000,000 shares of Preferred Stock from time to time on terms to be determined by the Board of Directors.

[  ] For      [  ] Against      [  ] Abstain

PROPOSAL 3: Proposal to amend the Company's Certificate of Incorporation to limit the personal liability of directors to the Company and its shareholders.

[  ] For      [  ] Against      [  ] Abstain

PROPOSAL 4: Proposal to adopt the 1995 Stock Option Plan of the Company.

[  ] For      [  ] Against      [  ] Abstain

      In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy that may properly come before the meeting.

      This proxy when properly executed will be voted in the manner described herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each of the Proposals set forth herein. Any prior proxy is hereby revoked.

      Please sign exactly as your name appears at the left. When shares are held by joint tenats, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


   Detach above card, sign, date and mail in postage paid envelope provided.


                           SIRCO INTERNATIONAL CORP.


                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY